Exhibit 99.1

Extreme Networks Provides Update on Q1 Outlook; Expects to Deliver Revenue and EPS Above High-End of Previous Outlook

Company Makes $20 Million in Partial Repayment of Revolving Credit Facility

First Quarter Earnings Call Scheduled for October 28

SAN JOSE, Calif. — October 8, 2020 – Extreme Networks, Inc. (Nasdaq: EXTR), a cloud-driven networking company, today announced a business update on the financial results for its first quarter ended September 30, 2020, and a partial repayment of its revolving credit facility. The company will review the updates in full detail on its first fiscal quarter earnings results call, set for October 28, 2020.

Q1 2021 Earnings Outlook Update

Based on better-than-expected preliminary results across our geographies and major market segments, Extreme now expects to report first quarter 2021 revenue of $233 to $236 million, up 9% sequentially at the midpoint from $215.5 million last quarter. As a result, we now expect a GAAP loss per share of ($0.11) to ($0.08), and a non-GAAP EPS of $0.05 to $0.08. This compares to initial first quarter guidance for revenue of $220 to $230 million, GAAP loss per share of ($0.14) to ($0.11) and Non-GAAP EPS of $0.01 to $0.04. We expect GAAP and Non-GAAP Gross Margin to be slightly better than original guidance, while we expect GAAP and Non-GAAP Operating Expenses to be in-line with Extreme’s prior guidance.

Repaid $20 Million of the $55 Million Revolving Credit Facility

As a result of preliminary financial results in Q1, on September 29, 2020, Extreme repaid $20 million of the $55 million previously drawn from its revolving credit facility on March 24, 2020. Extreme also maintains a $361 million Term Loan A that matures in 2024, along with the remaining revolver balance of $35 million; cash and cash equivalents at the end of the quarter were $193 million, and net debt was $203 million.

Management Commentary

“Our first fiscal quarter outlook improved across a number of financial metrics. Our better-than-expected performance is a result of strong bookings and customer response to our ‘effortless’ strategy. The simplicity of our ExtremeCloud IQ platform, edge switching and Wi-Fi applications, and our end-to-end fabric technology is creating differentiation in the market during a challenging business environment. We are especially pleased with our team’s execution, as this marks the second quarter of sequential revenue and EPS growth in our business at a higher level of Non-GAAP profitability,” stated Ed Meyercord, President and CEO.

“The combination of improving business trends and continued cost and expense control drove solid operating leverage, and in turn strong cash flow. This allowed us to repay $20 million of our $55 million revolving credit facility during the quarter and reduce our net debt by approximately $24 million sequentially – all while maintaining ample liquidity as cash and cash equivalents remained relatively stable compared to the prior quarter,” added Remi Thomas, Chief Financial Officer.

Extreme will provide more information on its final first fiscal quarter earnings results and the actions announced today, and will also discuss its Q2 outlook, when it reports Q1 results on October 28, 2020.

October 28 Earnings Call

The details for the webcast are:

When:	Wednesday, October 28 at 8:00 a.m. EDT (5:00 a.m. PDT).

Where:	http://investor.extremenetworks.com/

How:	Live over the internet—Simply log on to the web at the address above.
Dial in:	Toll Free: 1 (877) 303-9826 or international: 1 (224) 357-2194
Encore Recording: 1 (855) 859-2056 or international 1 (404) 537-3406
Conference ID: 1042849
A replay will also be available for 7 days following the call.

About Extreme Networks

Extreme Networks, Inc. (EXTR) creates effortless networking experiences that enable all of us to advance. We push the boundaries of technology leveraging the powers of machine learning, artificial intelligence, analytics, and automation. Over 50,000 customers globally trust our end-to-end, cloud-driven networking solutions and rely on our top-rated services and support to accelerate their digital transformation efforts and deliver progress like never before. For more information, visit Extreme's website or follow us on Twitter, LinkedIn, and Facebook.

Estimated First Quarter 2021 Results

This press release sets forth certain estimates of financial and operating results that we expect to report for the first quarter ended September 30, 2020. We are currently in the process of finalizing our financial results for the first quarter, and the estimated financial information presented in this press release reflects various assumptions and estimates based upon preliminary information available to us as of the date of this press release. Our independent registered public accounting firm has not reviewed this preliminary estimated financial information. The estimates presented in this press release remain in all cases subject to change pending finalization. Items or events may be identified or occur after issuance of these preliminary results due to the completion of operational and financial closing procedures. In addition, final adjustments and other developments may arise that would require us to make material adjustments to this preliminary financial information. Therefore, our actual results may differ materially from the current expectations expressed in this release.

Forward-Looking Statements

Statements in this press release, including statements regarding certain estimated financial results for the three months ended September 30, 2020 are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date of this release. There are several important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, changes resulting from the completion of the normal quarter-end review process, impacts of COVID-19 or other macroeconomic or political factors, the market price of the company's stock prevailing from time to time, the company's cash flows from operations, general economic conditions, and other factors discussed under Item 1A. "Risk Factors," in the company’s Annual Report on Form 10-K and other reports filed with the SEC. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise. As a result of these risks and others, actual results could vary significantly from those anticipated in this press release, and the company’s financial condition and results of operations could be materially adversely affected.

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Investor Relations and Press Contacts:

Stan Kovler Vice President, Corporate Strategy & Investor Relations Extreme Networks 919-595-4196 skovler@extremenetworks.com	Christi Nicolacopoulos Director, External Communications Extreme Networks 603-952-5005 cnicolacopoulos@extremenetworks.com